FOR IMMEDIATE RELEASE


            FOREST OIL CORPORATION AGREES TO ACQUIRE
                      ATCOR RESOURCES, LTD.


DENVER, COLORADO - December 13, 1995 - Forest Oil Corporation ("Forest") today announced the signing of a definitive agreement to acquire ATCOR Resources, Ltd. ("ATCOR") for C$4.88 per share or a total of C$186 million (U.S.$135). ATCOR is a Calgary-based Canadian exploration and production company with properties concentrated in Alberta and British Columbia. ATCOR is also engaged in gas processing and marketing in Canada, and has an interest in undeveloped Canadian frontier lands.

Closing of the transaction is contingent upon Forest's completion of an offering of its common stock, in contemplation of which a registration statement is being filed with the Securities and Exchange Commission. It is anticipated that approximately 5.3 million of the Forest common shares sold pursuant to the offering will be sold by Saxon Petroleum Inc., in which Forest has agreed to acquire a 56% (slightly less than 50% voting) common stock interest. The offering and the transaction are expected to close in late January 1996.

The transaction is subject to approval by ATCOR's shareholders, for which a meeting has been scheduled for January 1996. Approximately 45% of the ATCOR equity outstanding is held by ATCO, Ltd. and its affiliates, all of which have agreed to vote their shares in favor of the transaction. The controlling stockholders will also purchase certain assets of ATCOR for approximately C$22 million pursuant to the agreement. Proceeds from that sale will be used to repay all the long-term debt of ATCOR.

In conjunction with the anticipated transactions, Forest announced it will seek approval of its stockholders for a 1 for 5 reverse stock split at a stockholders' meeting scheduled for January 9, 1996.

At December 31, 1994, ATCOR had estimated net proved reserves of 169 BCFE, substantially all of which were proved developed.
ATCOR owns gas processing and gathering facilities in each of its major fields. In addition, ATCOR at December 31, 1994 had an interest in 253,000 net acres of undeveloped land and 441,000 gross acres of frontier lands. The frontier lands include interests in 22 significant discovery areas on which wells have been drilled and oil and/or gas have been discovered. Virtually all of ATCOR's interests in these discovery areas are retained by Significant Discovery Licenses. A one-half interest in these frontier lands is among the assets to be sold to the controlling stockholders of ATCOR.

ATCOR has natural gas marketing operations which marketed an average of 671 MMCF per day during the nine months ended
September 30, 1995 and over 800 MMCF per day for the quarter then ended. ATCOR established its marketing operations in 1981 and is one of the largest natural gas marketers in Canada.

ATCOR also has a one-third interest in an ethane extraction plant located in south Edmonton. The plant has a designed inlet natural gas volume of 315 MMCF per day. An 18% interest in this plant is also among the assets to be sold to the controlling stockholders of ATCOR.

Forest Oil Corporation is engaged in the acquisition, exploration, development and production of natural gas and crude oil. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas and Oklahoma and in Canada. Forest's common and preferred stocks are traded on the Nasdaq National Market System under the FOIL and FOILO symbols, respectively.

December 13, 1995

For further information please contact:
Zack Hager Jr.
Director Investor Relations
(303) 812-1610

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